UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2013

UNITED CONTINENTAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-06033	36-2675207
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 S. Wacker Drive, Chicago, IL 60606

(Address of Principal Executive Offices) (Zip Code)

(312) 997-8000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 4, 2013, the Board of Directors (the “Board”) of United Continental Holdings, Inc. (“UAL”) appointed William R. Nuti, Chairman, Chief Executive Officer and President of NCR Corporation, to serve as a new member of the Board and also appointed Mr. Nuti to serve on the Audit Committee of the Board.

Mr. Nuti will be compensated for his service on the Board in the same manner as UAL’s other non-employee directors elected by the holders of UAL’s common stock. For a description of UAL’s director compensation programs, see “2012 Director Compensation” in UAL’s Proxy Statement for the 2013 Annual Meeting of Stockholders held on June 12, 2013 (the “Proxy Statement”), filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2013.

Mr. Nuti is not a party to any arrangement or understanding with any person pursuant to which he was appointed a director, nor is he a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

On December 5, 2013, UAL announced that Peter D. McDonald, Executive Vice President and Chief Operations Officer, will depart UAL, effective February 28, 2014. In connection with his departure, Mr. McDonald, who is retirement-eligible, will receive the benefits under his existing employment agreement that are provided upon an involuntary termination without “cause” and his outstanding long-term incentive awards will receive the treatment applicable to his retirement eligibility. These benefits are previously described in the Proxy Statement under the heading “Executive Compensation – Potential Payments Upon Termination or Change in Control.” The terms of Mr. McDonald’s departure were reviewed with and approved by the Compensation Committee of the Board.

Mr. McDonald will continue to serve as UAL’s principal operating officer through February 28, 2014.

In addition, on December 5, 2013, UAL announced that Gregory L. Hart, age 48, will be appointed Executive Vice President and Chief Operations Officer of UAL. This appointment will be effective February 28, 2014, upon the departure of Mr. McDonald. Mr. Hart has assumed additional duties and responsibilities effective December 5, 2013 in order to facilitate the transition of duties and responsibilities in connection with Mr. McDonald’s departure.

Mr. Hart currently serves as Senior Vice President Operations of UAL. From September 2012 to December 2013, Mr. Hart served as Senior Vice President Technical Operations for United Airlines, Inc. (“United”), UAL’s wholly-owned operating subsidiary, and from October 2010 to September 2012, Mr. Hart served as Senior Vice President Network of United. Prior to the October 2010 merger transaction (the “Merger”) between UAL and Continental Airlines, Inc. (“Continental”), Mr. Hart served as Vice President of Network Strategy of Continental from 2008 to 2010. Mr. Hart joined Continental in 1997. He holds a Bachelor’s Degree from the University of Wisconsin and a Master’s Degree in Business Administration from Cornell University.

On October 1, 2010, UAL entered into an employment arrangement with Mr. Hart that is similar in format to the other executive officer employment agreements that were reviewed and approved by the Compensation Committee of the Board in connection with the Merger. Such employment agreements, and the arrangement with Mr. Hart, are designed to be consistent with current market practices and to establish a degree of comparability with the programs offered to similarly situated executives of Continental and UAL prior to the Merger. Mr. Hart currently has an annual base salary of $700,000. Pursuant to his employment agreement, Mr. Hart is eligible to participate in the annual incentive program maintained by UAL for similarly situated employees and is eligible to receive grants under the long-term incentive plans maintained by UAL at the discretion of the Compensation Committee. In connection with his promotion and assumption of additional responsibilities, the Compensation Committee approved the compensation arrangement for Mr. Hart, including his current salary, and enhanced his 2013 annual incentive award (providing a target opportunity equal to 135% of his base salary for the remainder of the year), effective December 5, 2013. The annual incentive program is described in the Proxy Statement under the heading “Executive Compensation – Compensation Discussion and Analysis,” and the form of the award is included as an exhibit to UAL’s Annual Report on Form 10-K for the year ended December 31, 2012.

The arrangement provides Mr. Hart certain payments and benefits upon termination of employment. In the event he is terminated by UAL without “cause” or he terminates for “good reason”, Mr. Hart will receive a cash severance payment equal to 1.5 times the sum of his annual base salary and target annual incentive compensation opportunity as in effect immediately prior to termination, and continued coverage pursuant to UAL’s or an affiliate’s welfare benefit plans for 18 months following termination. In the event Mr. Hart terminates by reason of death or disability, certain long-term incentive awards held by him will become vested and payable, provided that certain of such long-term incentive awards will be payable on a pro-rated basis under certain circumstances.

In accordance with UAL’s decision to eliminate gross-up payments for the excise taxes that may be levied on “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986) made to executive officers and certain other individuals upon a change in control, Mr. Hart is not entitled to a gross-up payment. The employment agreement provides that in the event Mr. Hart receives any excess parachute payments, he will have to either pay the excise tax without any assistance from UAL or its affiliates or have the payments reduced, if it would be more favorable to him on an after-tax basis.

The arrangement provides that all termination payments and obligations of UAL or its affiliates are subject to receipt of a signed and irrevocable release agreement relating to certain legal claims and liabilities against UAL or its affiliates, other than certain claims arising following termination, related to post-termination obligations under the arrangement or obligations under certain benefit programs. Mr. Hart will be subject to post-termination restrictive covenants during a limited time period relating to solicitation or hiring of any employee of UAL or its affiliates and certain non-competition obligations. In addition, he will be bound by an obligation of confidentiality and non-disparagement for an indefinite duration with respect to UAL and its affiliates.

Item 8.01 Other Events.

UAL’s ability to use its net operating loss (“NOL”) carryforwards (which were approximately $10 billion as of December 31, 2012) may be limited if it experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended. An ownership change generally occurs if certain holders of stock increase their aggregate percentage ownership of a corporation’s stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change.

To reduce the risk of a potential adverse effect on UAL’s ability to use its NOL carryforwards for federal income tax purposes, UAL’s Amended and Restated Certificate of Incorporation (the “Charter”) contains a 5% ownership limitation of UAL common stock. This limitation generally remains effective until February 1, 2014, or until such later date as may be approved by the Board in its sole discretion. The limitation prohibits (i) an acquisition by a single stockholder of shares that results in that stockholder owning 5% or more of UAL common stock and (ii) any acquisition or disposition of UAL common stock by a stockholder that already owns 5% or more of UAL common stock, unless in each case prior written approval is granted by the Board. On December 5, 2013, the Board approved an extension of the 5% ownership limitation through February 1, 2017.

For additional information regarding the 5% ownership limitation, please refer to Part V, Section 5 of the Charter, which is filed as Exhibit 3.1 to UAL’s Form 8-K filed with the SEC on October 1, 2010 (Commission file number 001-06033).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Brett J. Hart
Name:	Brett J. Hart
Title:	Executive Vice President, General Counsel and Secretary

Date: December 5, 2013